UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 12, 2021

TEMPEST THERAPEUTICS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-35890	45-1472564
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7000 Shoreline Court, Suite 275

South San Francisco, CA 94080

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 798-8589

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	TPST	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This Amendment No. 1 to Current Report on Form 8-K/A (the “8-K Amendment”) is being filed to amend the Current Report on Form 8-K of Tempest Therapeutics, Inc. (the “Company”) filed on July 12, 2021 (the “Original 8-K”). The Original 8-K included disclosure in Item 5.02 with respect to the appointment of Nicholas Maestas as vice president, strategy and finance and is the Company’s principal financial officer. This 8-K Amendment supplements and amends Item 5.02 to include a correction to a clerical error in the original filing, of which the Company became aware after the filing of the Original 8-K, with respect to the terms of the option grant made to Mr. Maestas.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 12, 2021, Nicholas Maestas, age 41, joined the Company as vice president, strategy and finance and is the Company’s principal financial officer. Prior to joining the Company, Mr. Maestas was head of FP&A and strategic finance at Alector, Inc. since 2019. Prior to Alector, he worked at Immune Design Corp. from 2014 to 2019, most recently as senior director, corporate development & operations. Prior to joining Immune Design, Mr. Maestas worked at Thermo Fisher Scientific, Becton Dickinson and Novartis Vaccines and Diagnostics (formerly known as Chiron Corporation). Mr. Maestas received his Bachelor of Arts from the University of California, Berkeley and his Masters in Business Administration from The Wharton School, University of Pennsylvania.

In connection with his employment, Mr. Maestas is entering into an employment agreement and an indemnification agreement with the Company. Pursuant to his employment agreement, Mr. Maestas will receive an annual base salary of $325,000 and will be eligible to receive an annual performance bonus with a target amount equal to 30% of his base salary. In the event that Mr. Maestas experiences a termination of his employment without “cause” or he resigns for “good reason” outside of the “change in control period” (as such terms are defined in Mr. Maestas’s employment agreement), provided that he executes and makes effective a release of claims against the Company and its affiliates, Mr. Maestas will become entitled to (i) an amount equal to three months’ annual base salary, payable in a lump sum, (ii) an amount equal to any annual bonus for any completed calendar year, to the extent earned but not yet paid at the time of such termination, and (iii) premium payments for continued healthcare coverage for a period of three months. In the event that Mr. Maestas experiences a termination of his employment without cause or he resigns for good reason during the change in control period, provided that he executes and makes effective a release of claims against the Company and its affiliates, Mr. Maestas will become entitled to (i) an amount equal to six months’ base salary and 50% of his target annual performance bonus, payable in a lump sum, (ii) an amount equal to any annual bonus for any completed calendar year, to the extent earned but not yet paid at the time of such termination; (iii) premium payments for continued healthcare coverage for a period of six months; and (iv) accelerated vesting of each outstanding unvested equity award, provided that any performance-based vesting criteria will be treated in accordance with the applicable award agreement or other applicable equity incentive plan governing the terms of such equity award.

Additionally, Mr. Maestas was granted an option to purchase 23,225 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on July 12, 2021. Twenty-five percent of the shares subject to the option will vest on July 12, 2022 and the remaining shares will vest in equal monthly installments over the following 36 months. Mr. Maestas will be eligible for annual equity awards under the Company’s 2017 Equity Incentive Plan.

Mr. Maestas has no family relationships with any director or executive officer of the Company. There are no arrangements or understandings between Mr. Maestas and any other persons pursuant to which he was selected as an officer of the Company, and there are no transactions in which Mr. Maestas has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEMPEST THERAPEUTICS, INC.

Date: September 30, 2021	By:	/s/ Stephen Brady
	Name:	Stephen Brady
	Title:	Chief Executive Officer